EX-FILING FEES

Calculation of Filing Fee Tables

FORM SC TO-I
(Form Type)

Keystone Private Income Fund
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	$38,700,000	(1)	$0.00011020	$4,264.74
Fees Previously Paid
Total Transaction Valuation	$38,700,000
Total Fees Due for Filing				$4,264.74
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due				$4,264.74

(1)	Estimated for purposes of calculating the amount of the filing fee only. The amount is based upon the offer to purchase up to 990 Class A Shares, 10,877 Class D Shares, 62,204 Class Y Shares, 17,829 Class I Shares, and 290,284 Class Z Shares (approximately 5.00% of the net assets of the Fund as of November 30, 2022) based on a net asset value per Class A Share, Class D Share, Class Y Share, Class I Share, and Class Z Share as of close of business on November 30, 2022 of $101.02, $101.13, $101.28, $100.96 and $101.28, respectively.

Table 2 - Fee Offset Claims and Sources(2)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources

(2)	Not applicable.